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John W. Hlywak, Jr. (Investors)           Scott Soifer      (Media)
Senior Vice President & CFO               Vice President Marketing & Development
IntegraMed America, Inc.                  IntegraMed America, Inc.
(914) 251-4143                            (914) 251-4186
                                          email:  ssoifer@integramed.com
email:  john.hlywak@integramed.com                ----------------------
Web Address:  http://www.integramed.com
              -------------------------


        INTEGRAMED AMERICA, INC. TO PRESENT AT 28TH ANNUAL WESTERGAARD
                     SMALLCAP CONFERENCE IN NEW YORK NOV. 21


Purchase, NY, November 14, 2005 - IntegraMed America, Inc. (Nasdaq: INMD) - IntegraMed will present at the 28th Annual Westergaard SmallCap Conference hosted by Paulson Investment Company, Inc. and Dutton Associates. IntegraMed represented by John Hlywak, along with a select group of emerging growth companies in a variety of sectors, including technology, biotechnology, security, and consumer products, will update investment professionals on business activities, trends and current developments.

The conference will take place at the Waldorf-Astoria in New York City on Monday, November 21 from 8 a.m. to 5 p.m. Throughout the day, John Hlywak will present to small, informal groups of investment professionals. Lawrence Kudlow, CNBC commentator and co-host of "Kudlow & Company," is the conference's luncheon keynote speaker. For more conference information, visit www.westergaardsmallcap.com.

About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

About Paulson Investment Company, Inc.

Paulson Investment Company, Inc., located in Portland, Ore., is a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $40 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies. For more information, visit www.paulsoninvestment.com.

                                    - more -
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About Dutton Associates
Dutton Associates, a national issuer-paid equity research firm, offers independent, fundamental research on small cap public companies. The company's analysts are primarily CFA charterholders with over 20 years of experience at the major securities firms. For more information, visit www.jmdutton.com.

Forward-Looking Statements

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of November 14, 2005 and IntegraMed undertakes no duty to update this information.


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